TIDAL ETF TRUST N-1A

Exhibit 99 (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 214 and Amendment No. 215 to the Registration Statement on Form N-1A of Tidal ETF Trust for the Gotham Enhanced 500 ETF, Gotham 1000 Value ETF and Gotham Short Strategies ETF and to the use of our report dated November 29, 2023 on the financial statements and financial highlights of Gotham Enhanced 500 ETF and Gotham 1000 Value ETF, each a series of Tidal ETF Trust. Such financial statements and financial highlights appear in the 2023 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

January 25, 2024